ZACHARY BANCSHARES, INC. AND SUBSIDIARY




                          TABLE OF CONTENTS





  President's Message..........................................     2
  Independent Auditor's Report................................      3
  Consolidated Balance Sheets
    December 31, 1995 and 1994................................      4
  Consolidated Statements of Income
    for the years ended December 31, 1995 and 1994............      5
  Consolidated Statements of Changes in Stockholders' Equity
    for the years ended December 31, 1995 and 1994............      6
  Consolidated Statements of Cash Flows for the
    years ended December 31, 1995 and 1994....................    7 - 8
  Notes to Consolidated Financial Statements
    December 31, 1995 and 1994................................    9 - 21
  Condensed Consolidated Balance Sheets
    December 31, 1995, 1994, 1993, 1992 and 1991..............     22
  Condensed Consolidated Statements of Income
    for the years ended December 31, 1995, 1994, 1993,
    1992 and 1991.............................................     23
  Average Balance Sheets and Interest Rate Analysis
    for the years ended December 31, 1995 and 1994............     24
  Interest Differential
    for the year ended December 31, 1995 .....................     25
  Condensed Consolidated Statements of Income
    for the quarter periods in the years ended
    December 31, 1995 and 1994................................     26
  Management's Discussion and Results of Operation............   27 - 31
  Officers....................................................     32
  Board of Directors..........................................     32
  Bank Locations..............................................     32















                       ZACHARY BANCSHARES, INC.





                                     March 11, 1996






Dear Shareholders:

     I am happy to report that Zachary Bancshares, Inc. had a net income of $765,783 in 1995 as compared to $725,236 in 1994. Our Board of Directors were able to increase our cash dividend per share from $1.35 in 1994 to $1.50 per share in 1995 and our return on average equity was 12.13%.

     The Bank's loan to deposit ratio has continued to increase as the Zachary and Central communities have continued to grow. Most of the Bank's loan growth has been due to new home construction in the area. Zachary is growing at a 11% rate as compared to 6% a year for East Baton Rouge Parish. This growth has caused Wal-Mart to start construction on a Super Wal-Mart. Ryan's Steakhouse will probably build a restaurant in front of Wal-Mart and many other businesses, such as Anthony's Limited, are looking at the possibilities of locating in the area.

     The Bank and it's personnel have been very involved in the development and growth of the community. I have been the Chairman of Team City, an economic development arm of the Zachary Chamber of Commerce for the past four years and Melinda White, head of our Note Department, is President-Elect of the Zachary Chamber of Commerce.

     During 1996, we are planning to renovate our Main Office and add some additional offices. We hope this will not be too much of an inconvenience to our customers.

     We thank you for your continued support and ask that you recommend the Bank of Zachary whenever possible.

                                     Sincerely,



                                     Harry S. Morris, Jr.
                                     President



                HANNIS T. BOURGEOIS & CO., L.L.P.
                  CERTIFIED PUBLIC ACCOUNTANTS
                     2322 TREMONT DRIVE, SUITE 200
                  BATON ROUGE, LOUISIANA 70809
                         (504) 928-4770

                                     January 12, 1996




To the Shareholders
  and Board of Directors
Zachary Bancshares, Inc. and Subsidiary
Zachary, Louisiana


     We have audited the accompanying Consolidated Balance Sheets of Zachary Bancshares, Inc. and Subsidiary as of December 31,
1995 and 1994, and the related Consolidated Statements of Income, Changes in Stockholders' Equity and Cash Flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Zachary Bancshares, Inc. and Subsidiary as of December 31, 1995 and 1994, and the results of their operations, changes in their stockholders' equity and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                Respectfully submitted,



                                /s/ Hannis T. Bourgeois & Co., L.L.P.




                  Zachary Bancshares, Inc. and Subsidiary
                        CONSOLIDATED BALANCE SHEETS
                        December 31, 1995 and 1994


                                  ASSETS
                                                   1995         1994
Cash and Due from Banks - Note B               $ 2,312,940  $ 2,592,065
Interest Bearing Deposits in Other
  Institutions                                     100,102       -
Reserve Funds Sold                               2,700,000    2,100,000
Securities Available for Sale (Amortized
  Cost of $30,016,679 and $31,162,869) -
  Note C                                        30,074,648   29,685,000
Loans - Note D                                 $30,427,051  $28,241,397
  Less:  Allowance for Loan Losses - Note E       (820,000)    (820,000)
                                               $29,607,051  $27,421,397
Bank Premises and Equipment - Note F               935,552      909,465
Other Real Estate                                  451,770      563,369
Accrued Interest Receivable                        584,547      553,417
Other Assets                                       103,825      583,333
    Total Assets                               $66,870,435  $64,408,046


                                LIABILITIES
Deposits - Note G:
  Noninterest Bearing                          $11,980,278  $12,192,031
  Interest Bearing                              47,376,247   46,212,790
                                               $59,356,525  $58,404,821
Accrued Interest Payable                           170,278      125,111
Other Liabilities                                  176,225      199,643
    Total Liabilities                          $59,703,028  $58,729,575

                           STOCKHOLDERS' EQUITY
Common Stock - $10 par value;
  authorized 2,000,000 shares;
  issued 216,000 shares - Note H               $ 2,160,000  $ 2,160,000
Surplus                                          1,480,000    1,480,000
Retained Earnings                                3,935,807    3,460,525
Unrealized Gain (Loss) on Securities
  Available for Sale, Net - Note C                  38,260     (975,394)
Treasury Stock - 22,333 Shares,
  at Cost                                         (446,660)    (446,660)
    Total Stockholders' Equity                 $ 7,167,407  $ 5,678,471

    Total Liabilities and Stockholders'
      Equity                                   $66,870,435  $64,408,046



The accompanying notes are an integral part of these financial statements.



                   Zachary Bancshares, Inc. and Subsidiary
                      CONSOLIDATED STATEMENTS OF INCOME
               for the years ended December 31, 1995 and 1994


                                                        1995        1994
Interest Income:
  Interest and Fees on Loans                         $2,626,956  $2,132,999
  Interest on Securities                              1,832,056   1,950,667
  Other Interest Income                                 225,118     105,328
      Total Interest Income                          $4,684,130  $4,188,994
Interest Expense on Deposits - Note G                $1,795,453  $1,356,065
Interest Expense on Borrowings                           31,406       -
      Total Interest Expense                         $1,826,859  $1,356,065

      Net Interest Income                            $2,857,271  $2,832,929
Provision (Credit) for Loan Losses - Note E             (77,374)    (42,338)
      Net Interest Income after
        Provision for Loan Losses                    $2,934,645  $2,875,267
Other Income:
  Service Charges on Deposit
    Accounts                                         $  512,017  $  513,064
  Gain (Loss) on Securities - Note C                    (22,950)   (122,096)
  Other Operating Income                                 53,597      54,593
      Total Other Income                             $  542,664  $  445,561

      Income before Other Expenses                   $3,477,309  $3,320,828

Other Expenses:
  Salaries and Employee Benefits -
    Note I                                           $1,360,468  $1,251,473
  Occupancy Expense                                     162,470     162,008
  Net Other Real Estate Expense                          (5,147)    (28,877)
  Other Operating Expenses - Note J                     808,223     833,518
      Total Other Expenses                           $2,326,014  $2,218,122


      Income before Income Taxes                     $1,151,295  $1,102,706
Applicable Income Tax - Note K                          385,512     377,470

      Net Income                                     $  765,783  $  725,236

Per Share - Note H:
      Net Income                                     $     3.95  $     3.75


      Cash Dividends                                 $     1.50  $     1.35


The accompanying notes are an integral part of these financial statements.


                  Zachary Bancshares, Inc. and Subsidiary

        CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

              for the years ended December 31, 1995 and 1994


                                                     1995         1994

Common Stock:
  Balance - Beginning and End
    of Year                                      $ 2,160,000  $ 2,160,000


Surplus:
  Balance - Beginning and End
    of Year                                      $ 1,480,000  $ 1,480,000


Retained Earnings:
  Balance - Beginning of Year                    $ 3,460,525  $ 2,996,739
    Net Income                                       765,783      725,236
    Cash Dividends                                  (290,501)    (261,450)

  Balance - End of Year                          $ 3,935,807  $ 3,460,525



Net Unrealized Gain (Loss) on Securities
  Available for Sale:
    Balance - Beginning of Year                  $  (975,394) $   128,363
      Net Change in Unrealized Gain
        on Securities Available for Sale           1,013,654   (1,103,757)

    Balance - End of Year                        $    38,260  $  (975,394)


Treasury Stock:
  Balance - Beginning and End of Year            $  (446,660) $  (446,660)



The accompanying notes are an integral part of these financial statements.



                   Zachary Bancshares, Inc. and Subsidiary

                    CONSOLIDATED STATEMENTS OF CASH FLOWS

               for the years ended December 31, 1995 and 1994




                                                     1995          1994

Cash Flows From Operating Activities:
  Net Income                                     $    765,783  $    725,236
  Adjustments to Reconcile Net Income to
    Net Cash Provided by Operating Activities:
      Provision (Credit) for Loan Losses              (77,374)      (42,338)
      Provision for Losses on
        Other Real Estate                              -            (46,700)
      Provision for Depreciation                      112,122       119,862
      Provision (Credit) for Deferred Tax              (8,267)      (37,291)
      Amortization (Accretion) of Securities
        Premiums (Discounts)                           60,613       174,072
      Dividends on FHLB Stock                          (5,300)       -
      (Gain) Loss on Sale of Securities                22,950       122,096
      Gain on Sale of Other Real Estate               (21,344)         (720)
      (Increase) Decrease in Interest
        Receivable                                    (31,130)      (78,027)
      (Increase) Decrease in Other Assets             (34,409)      196,125
      Increase (Decrease) in Interest Payable          45,167        18,488
      Increase (Decrease) in Other Liabilities        (23,418)       39,259
            Net Cash Provided by Operating
              Activities                         $    805,393  $  1,190,062

Cash Flows From Investing Activities:
  Net (Increase) Decrease in Reserve
    Funds Sold                                   $   (600,000) $  1,400,000
  Purchases of Securities                          (4,252,138)  (19,163,297)
  Proceeds from Maturities of Securities            2,809,145     6,555,006
  Proceeds from Sale of Securities                  2,510,920    16,983,893
  Net (Increase) Decrease in Loans                 (2,108,280)   (7,231,774)
  Purchases of Premises and Equipment                (138,209)      (72,283)
  Sales of Other Real Estate                          132,943       137,617
            Net Cash Used in Investing
              Activities                         $ (1,645,619) $ (1,390,838)


                Zachary Bancshares, Inc. and Subsidiary

                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (CONTINUED)


                                                      1995              1994

Cash Flows From Financing Activities:
  Net Increase (Decrease) in Demand
    Deposits, NOW Accounts and Savings
    Accounts                                     $ (1,608,097) $  1,092,765
  Net Increase (Decrease)in Certificates
    of Deposit                                      2,559,801      (484,540)
  Cash Dividends                                     (290,501)     (261,450)
            Net Cash Provided by Financing
              Activities                         $    661,203  $    346,775

Increase (Decrease) in Cash and Due
  from Banks                                     $   (179,023) $    145,999
Cash and Due from Banks - Beginning of Year         2,592,065     2,446,066

Cash and Due from Banks - End of Year            $  2,413,042  $  2,592,065

Supplemental Disclosures of Cash Flow
  Information:
    Noncash Investing Activities:
      Other Real Estate Acquired
        (Disposed) in Settlement of Loans        $     -       $   (115,960)

      Change in Unrealized Gain (Loss) on
        Securities Available for Sale            $  1,535,838  $ (1,672,358)

      Change in Deferred Tax Effect on
        Unrealized Gain (Loss) on Securities
        Available for Sale                       $    522,184  $   (568,601)

    Cash Payments for:
      Interest Paid on Deposits                  $  1,750,286  $  1,337,577

      Income Tax Payments                        $    440,093  $    377,000


The accompanying notes are an integral part of these financial statements.


                Zachary Bancshares, Inc. and Subsidiary

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      December 31, 1995 and 1994


Note A - Summary of Significant Accounting Policies -

   The accounting principles followed by Zachary Bancshares, Inc. and its wholly-owned Subsidiary, Bank of Zachary, are those which are generally practiced within the banking industry. The methods of applying those principles conform with generally accepted accounting principles and have been applied on a consistent basis. The principles which significantly affect the determination of financial position, results of operations, changes in stockholders' equity and cash flows are summarized below.

  Principles of Consolidation

    The consolidated financial statements include the accounts of Zachary Bancshares, Inc. (the Company), and its wholly-owned subsidiary, Bank of Zachary (the Bank). All material intercompany accounts and transactions have been eliminated. Certain reclassifications to previously published financial statements have been made to comply with current reporting requirements.

  Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Securities

    Securities are being accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Investments in Debt and Equity Securities, which requires the classification of securities as held to maturity, trading, or available for sale.

    Securities classified as held to maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. Securities classified as trading are those securities held for resale in anticipation of short-term market movements. The Bank had no securities classified as held to maturity or trading at December 31, 1995.

    Securities classified as available for sale are those debt securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including signifi cant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

  Loans

    Loans are stated at principal amounts outstanding, less the allowance for loan losses. Interest on commercial loans is accrued daily based on the principal outstanding.

    The Bank discontinues the accrual of interest income when a loan becomes 90 days past due as to principal or interest. When a loan is placed on non-accrual or impaired status, previously recognized but uncollected interest is reversed to income or charged to the allowance for loan losses. If the underlying collateral value is sufficient to cover the principal balance and accrued interest, the Bank may decide to continue the accrual of interest.

  Allowance for Loan Losses

    The allowance for loan losses is an amount which in management's judgment is adequate to absorb potential losses in the loan portfolio.
  The allowance for loan losses is based upon management's review and evaluation of the loan portfolio. Factors considered in the establishment of the allowance for loan losses include management's evaluation of specific loans; the level and composition of classified loans; historical loss experience; results of examinations by regulatory agencies; an internal asset review process; expectations of future economic conditions and their impact on particular borrowers; and other judgmental factors.

    The allowance for loan losses is based on estimates of potential future losses, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and as adjustments become necessary, the effect of the change in estimate is charged to operating expenses in the period incurred. All losses are charged to the allowance for loan losses when the loss actually occurs or when management believes that the collectibility of the principal is unlikely. Recoveries are credited to the allowance at the time of recovery.

  Bank Premises and Equipment

    Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided at rates based upon estimated useful service lives using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes.

    The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal and the resulting gains or losses are included in current operations.

    Expenditures for maintenance and repairs are charged to operations as incurred. Cost of major additions and improvements are capitalized.

  Other Real Estate

    Other real estate is comprised of properties acquired through foreclosure or negotiated settlement. The carrying value of these properties is lower of cost or fair market value. Loan losses arising from the acquisition of these properties are charged against the allowance for loan losses. Any subsequent market reductions required are charged to Net Other Real Estate Expense. Revenues and expenses associated with maintaining or disposing of foreclosed properties are recorded during the period in which they are incurred.

  Income Taxes

    The provision for income taxes is based on income as reported in the financial statements after interest income from state and municipal securities is excluded. Also certain items of income and expenses are recognized in different time periods for financial statement purposes than for income tax purposes. Thus provisions for deferred taxes are recorded in recognition of such timing differences.

    Deferred taxes are provided on a liability method in accordance with SFAS No. 109 whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

    The corporation and its subsidiary file a consolidated federal income tax return. In addition, state income tax returns are filed individually by Company in accordance with state statutes.

  Earnings per Common Share

    The computation of earnings per share and other per share amounts of common stock is based on the weighted average number of shares of common stock outstanding during each year, which is 193,667 in 1995 and 1994.

  Statements of Cash Flows

    For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks (including cash items in process of clearing).

  Current Accounting Developments

    In December, 1991, the Financial Accounting Standards Board issued Statement No. 107, "Disclosures about Fair Value of Financial Instruments. "This statement requires disclosure of the fair value of financial instruments, both assets and liabilities, whether or not such instruments are recognized in the balance sheet. As it relates to the Company, financial instruments include primarily cash equivalents, securities, loans, and deposits. SFAS No. 107 was adopted by the Company for the fiscal year ended December 31, 1995. Referenc should be made to Note M regarding the adoption of this statement.

    The Financial Accounting Standards Board has issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan", which became effective for years beginning after December 15, 1994. The Statement generally requires impaired loans to be measured on the present value of expected future cash flows discounted at the loan's effective interest rate, or as an expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Reference should be made to Note D regarding the application of this statement.

Note B - Cash and Due from Banks -

    The Bank is required by state law to maintain average cash reserve balances. The amounts of required reserves at December 31, 1995 and 1994 were approximately $411,000 and $405,000, respectively.

Note C - Securities -

    Amortized cost amounts and fair values of securities available for sale at December 31, 1995 and 1994 are summarized as follows:


                                            1995
                                      GROSS        GROSS
                      AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                        COST         GAINS        LOSSES        VALUE
U.S. Treasury
  Securities         $ 3,999,167  $    20,464  $   (13,061)  $ 4,006,570
Securities of Other
  U.S. Government
  Agencies            14,073,850      142,885       (2,885)   14,213,850

Mortgage-Backed
  Securities           3,936,765       71,047        -         4,007,812
Collateralized
  Mortgage Obliga-
  tions                7,792,897        -         (160,481)    7,632,416
Equity Securities        214,000        -            -           214,000
                     $30,016,679  $   234,396  $  (176,427)  $30,074,648


                                             1994
                                     GROSS        GROSS
                      AMORTIZED    UNREALIZED   UNREALIZED      FAIR
                        COST         GAINS        LOSSES        VALUE
U.S. Treasury
  Securities         $ 4,002,523  $     -      $  (192,853)  $ 3,809,670
Securities of Other
  U.S. Government
  Agencies            13,116,107        -         (337,837)   12,778,270
Mortgage-Backed
  Securities           5,261,137       32,777     (234,178)    5,059,736
Collateralized
  Mortgage Obliga-
  tions                8,783,102        -         (745,778)    8,037,324
    Total            $31,162,869  $    32,777  $(1,510,646)  $29,685,000


    The amortized cost and fair values of securities available for sale as of December 31, 1995 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities and collateralized mortgage obligations because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.


                                              AMORTIZED      FAIR
                                                 COST        VALUE
      Within One Year                        $ 8,027,342  $ 8,046,280
      One to Five Years                       10,045,675   10,174,140

                                             $18,073,017  $18,220,420


    Securities available for sale with a fair value of $11,774,009 and $11,575,670 at December 31, 1995 and 1994, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

    The Company has invested in Federal Home Loan Bank Stock which is included in Equity Securities and is reflected at the lower of cost or market in these financial statements. The cost of these securities was $214,000 with unrealized gains of -0- at December 31, 1995.

    Gross realized gains and losses from the sale of securities for the years ended December 31, 1995 and 1994 are as follows:

                                                1995         1994

      Realized Gains                         $    38,659  $    24,339

      Realized Losses                            (61,609)    (146,435)

                                             $   (22,950) $  (122,096)


Note D - Loans -

    An analysis of the loan portfolio at December 31, 1995 and 1994, is as follows:
                                                 1995        1994
    Real Estate Loans - Construction         $ 2,380,561  $ 2,441,270
    Real Estate Loans - Mortgage              22,117,255   20,492,858
    Loans to Farmers                              54,043       14,039
    Commercial and Industrial Loans            2,298,901    2,430,331
    Loans to Individuals                       2,865,982    2,703,428
    All Other Loans                              710,309      159,503
        Total Loans                          $30,427,051  $28,241,429
    Unearned Income                               -               (32)

                                             $30,427,051  $28,241,397



    The Bank had non-performing loans on a non-accrual basis totaling approximately $214,200 and $178,700 at December 31, 1995 and 1994, respectively. The Bank recognized $16,002 and $5,488 in interest income relating to these loans during the years ended December 31, 1995 and 1994. Had the loans been performing, approximately $10,200 and $22,100 of additional interest income would have been recognized for the years ended December 31, 1995 and 1994. Loans contractually past due 90 days or more, in addition to loans on non-accrual, were $-0-at December 31, 1995 and 1994, respectively. The Company has no impaired loans at December 31, 1995, in accordance with SFAS No. 114.

    The Bank is permitted under the laws of the State of Louisiana to make extensions of credit to its executive officers, directors and their affiliates in the ordinary course of business. The amount of such related party loans was $1,070,683 and $1,267,975 at December 31, 1995 and 1994, respectively. An analysis of the aggregate of these loans for 1995, is as follows:


    Balance - Beginning of Year                           $ 1,267,975
      New Loans                                               449,317
      Repayments                                              646,609
    Balance - End of Year                                 $ 1,070,683

Note E - Allowance for Loan Losses -

    Following is a summary of the activity in the allowance for loan losses:
                                                 1995         1994
    Balance - Beginning of Year              $   820,000  $   819,047
Current Provision (Credit) from Income           (77,374)     (42,338)
      Recoveries of Amounts Previously
        Charged Off                               96,858       83,627
      Amounts Charged Off                        (19,484)     (40,336)
    Balance - End of Year                    $   820,000  $   820,000

    Ratio of Reserve for Possible Loan
      Losses to Non-Performing Loans
      at End of Year                             382.82%      458.87%
Ratio of Reserve for Possible Loan
      Losses to Loans Outstanding at
      at End of Year                               2.70%        2.90%
Ratio of Net Loans Charged Off to
      Average Loans Outstanding for
      the Year                                     (.26)%       (.18)%

Note F - Bank Premises and Equipment -

    Bank premises and equipment costs and the related accumulated de-preciation at December 31, 1995 and 1994, are as follows:

                                             ACCUMULATED
                                 ASSET COST  DEPRECIATION      NET
    December 31, 1995:
      Land                       $  450,908   $    -       $  450,908
      Bank Premises                 736,865      436,466      300,399
      Furniture and Equipment     1,102,351      918,106      184,245
                                 $2,290,124   $1,354,572   $  935,552


    December 31, 1994:
      Land                       $  450,908   $    -       $  450,908
      Bank Premises                 685,670      418,831      266,839
      Furniture and Equipment     1,037,689      845,971      191,718
                                 $2,174,267   $1,264,802   $  909,465


The provision for depreciation charged to operating expenses was $112,122 and $119,862, respectively, for the years ended December 31, 1995 and 1994.

Note G - Deposits -
    Following is a detail of deposits:
                                                 1995         1994
    Demand Deposit Accounts                  $11,980,278  $12,192,031
    NOW and Super NOW Accounts                 7,723,607    7,377,218
    Money Market Accounts                      5,390,808    6,777,381
    Savings Accounts                           7,105,549    7,461,709
    Certificates of Deposit Over $100,000      9,581,163    7,062,425
    Certificates of Deposit                   17,575,120   17,534,057
                                             $59,356,525  $58,404,821

    Interest expense on certificates of deposit over $100,000 for the years ended December 31, 1995 and 1994, amounted to $327,842 and $246,645, respectively.

    Public fund deposits at December 31, 1995 and 1994, were $7,109,057 and $5,618,654, respectively.

Note H - Stockholders' Equity and Regulatory Matters -

    Dividends are paid by the Company from its assets which are provided primarily by dividends from the Bank. Dividends are payable only out of retained earnings and current earnings of the Company. Certain restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends. Louisiana statutes require approval to pay dividends in excess of a state bank's earnings in the current year plus retained net profits for the preceding year. As of January 1, 1996, the Bank had retained earnings of $4,607,964 of which $872,477 was available for distribution without prior regulatory approval.

    The Bank is also required to maintain minimum amounts of capital to total risk weighted assets, as required by banking regulators. At December 31, 1995, the Bank is required to have minimum Tier 1 and Total Capital ratios of 4.00% and 8.00%, respectively. The Bank's actual ratios at that date were 26.27% and 27.52%, respectively. The Bank's Leverage Ratio at December 31, 1995, was 10.13%.

    Under current regulations, the Bank is limited in the amount it may loan to its Parent. Loans to the Parent may not exceed 10% of the Bank's capital and surplus. There were no loans outstanding at December 31, 1995 and 1994.

Note I - Employee Benefit Plans -

    The Bank of Zachary has a defined contribution Profit Sharing Plan and Trust for its qualified employees. Each year the Board of Directors of the Bank determines the Bank's contribution. No contribution is required by qualified participants. Contributions charged to expense for this plan were $49,070 and $55,266 for the years ended December 31, 1995 and 1994.

    In addition, the Bank has a 401(K) plan for those employees who meet the necessary eligibility requirements. Covered employees may voluntarily contribute 1% to 15% of gross pay to the plan. The Bank matched one-half of the employee's contribution to a maximum of 7% of gross pay in 1995 and to a maximum of 6% in 1994. Contributions charged to expense for this plan were $30,930 and $24,734 for the years ended December 31, 1995 and 1994, respectively.

Note J - Other Operating Expenses -

    An analysis of Other Operating Expenses for the years ended December 31, 1995 and 1994, is as follows:
                                                  1995        1994
    Regulatory Assessments                     $   80,827  $  142,362
    Computer Service Fees                          87,796      90,286
    Equipment                                     176,987     188,007
    Professional Fees                              61,231      57,511
    Public Relations and Advertising               44,381      53,326
    Other                                         357,001     302,026
                                               $  808,223  $  833,518

Note K - Income Tax -

    The total provision for income taxes charged to income amounted to $385,512 and $377,470 for 1995 and 1994, respectively. The provisions represent effective tax rates of 34% in 1995 and 1994.

    Following is a reconciliation between income tax expense based on the federal statutory tax rates and income taxes reported in the statements of income.
                                                  1995        1994
    Income Taxes Based on Statutory
      Rate - 34% in 1995 and 1994              $  391,440  $  374,920
    Other - Net                                    (5,928)      2,550
                                               $  385,512  $  377,470

    The components of consolidated income tax expense (benefits) are:
      Provision for Current Taxes              $  393,779  $  414,761
      Provision (Credit) for Deferred Taxes        (8,267)    (37,291)
                                               $  385,512  $  377,470


    A deferred income tax asset of $19,291 and $533,208 is included in other assets at December 31, 1995 and 1994, respectively.

    The deferred tax provision consists of the following timing differences:
                                                    1995        1994
  Accumulated Depreciation for Tax Reporting
    in Excess of Amount for Financial Reporting  $   (5,318) $   (8,181)
  Provision for Loan Losses for Financial
    Reporting in Excess of Amount for
    Tax Reporting                                     -            (324)
  Other Real Estate Write-offs for Financial
    Reporting in Excess of Amount for Tax
    Reporting                                         3,536      18,091
  Accretion Income for Financial
    Reporting in Excess of Tax Reporting              9,883       4,123
  Provision for Deferred Leave for
    Financial Reporting in Excess of
    the Amount for Tax Reporting                     (7,990)    (51,000)
  Hospitalization Expense for Financial
    Reporting in Excess of Amount for
    Tax Reporting                                    (8,378)      -
                                                 $   (8,267) $  (37,291)


    The net deferred tax asset and liability consist of the following components at December 31, 1995 and 1994:
                                                    1995        1994
    Depreciation                                 $  (39,123) $  (44,441)
    Provision for Loan Losses                        25,316      25,316
    Other Real Estate                                 -           3,536
    Accretion Income                                (14,327)     (4,678)
    Deferred Leave                                   58,756      51,000
    Self-Insured Hospitalization Plan                 8,378       -
    Unrealized (Gain) Loss on Securities
      Available for Sale                            (19,709)    502,475
        Total Deferred Tax Asset (Liability)     $   19,291  $  533,208

Note L - Off-Balance-Sheet Instruments -

    The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

    The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commit ments and conditional obligations as they do for on-balance-sheet instru ments. In the normal course of business the Bank has made commitments to extend credit of $3,185,199 at December 31, 1995. This amount in cludes unfunded loan commitments aggregating $3,141,901 and letters of credit of $43,298.

    The Bank has an outstanding line of credit for the purchase of Federal Funds with a Banker's Bank in the amount of $1,500,000. No funds were drawn on this line at December 31, 1995.

    The Bank maintains an open line of credit with the Federal Home Loan Bank of Dallas to assist in maintaining short-term liquidity. The total line of credit available with the Federal Home Loan Bank at December 31, 1995 amounts to approximately $4,348,000. No funds were drawn on this line at December 31, 1995.

Note M - Fair Value of Financial Instruments -

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

    Cash and Short-Term Investments - For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

    Securities - Fair value of securities held to maturity and available for sale is based on quoted market prices or dealer notes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

    Loans - The fair value for loans is estimated using discounted cash flow analyses, with interest rates currently being offered for similar loans to borrowers with similar credit rates. Loans with similar classifications are aggregated for purposes of the calculations. The allowance for loan loss which was used to measure the credit risk, is subtracted from loans.

    Deposits - The fair value of demand deposits, savings account, and certain money market deposits is the amount payable at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using discounted cash flow analyses, with interest rates currently offered for deposits of similar remaining maturities.

    Commitments to Extend Credit and Standby Letters of Credit - The fair values of commitments to extend credit and standby letters of credit were not significant.

    The estimated approximate fair values of the Bank's financial in-struments as of December 31, 1995 are as follows:
                                                      1995
                                              CARRYING       FAIR
                                               AMOUNT        VALUE
  Financial Assets:
    Cash and Short-Term Investments         $ 5,113,042   $ 5,113,042
    Securities                               30,074,648    30,074,648
    Loans-Net                                29,607,051    30,226,000
                                            $64,794,741   $65,413,690

  Financial Liabilties:
    Deposits                                $59,356,525   $57,524,278

Note N - Concentrations of Credit -

    The majority of the Bank's business activities are with customers in the Bank's market area, which consists primarily of East Baton Rouge and adjacent parishes. The majority of such customers are depositors of the Bank. The concentrations of credit by type of loan are shown in Note D. Most of the Bank's credits are to individuals and small businesses secured by real estate. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of $750,000.

Note O - Contingencies -

    In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management and counsel, any liability resulting from such proceedings would not have a material adverse effect on the Company's financial statements.

Note P - Financial Information - Parent Company Only -

    The financial statements for Zachary Bancshares, Inc. (Parent
  Company) are presented below:

                             BALANCE SHEETS

                       December 31, 1995 and 1994

                                                  1995        1994

    Assets:
      Cash                                     $  321,183  $  256,611
      Investment in Subsidiary                  6,846,224   5,421,860
      Due from Subsidiary                           -          33,638
      Other Assets                                 12,676       -

          Total Assets                         $7,180,083  $5,712,109


    Liabilities:
      Due to Subsidiary                        $   12,676  $    -
      Income Tax Payable                            -          33,638
          Total Liabilities                    $   12,676  $   33,638



    Stockholders' Equity:
      Common Stock                             $2,160,000  $2,160,000
      Surplus                                   1,480,000   1,480,000
      Retained Earnings                         3,974,067   2,485,131
      Treasury Stock                             (446,660)   (446,660)
          Total Stockholders' Equity           $7,167,407  $5,678,471


          Total Liabilities and Stockholders'
            Equity                             $7,180,083  $5,712,109


                          STATEMENTS OF INCOME

             for the years ended December 31, 1995 and 1994

                                                  1995        1994

Income:
  Dividend from Subsidiary                     $  375,000  $  266,500

Expenses:
  Operating Expenses                               23,915      11,729
Income before Equity in Undistributed
  Net Income of Subsidiary                     $  351,085  $  254,771

Equity in Undistributed Net Income
  of Subsidiary                                   410,710     461,767

      Net Income before Income Taxes           $  761,795  $  716,538

Applicable Income Tax Expense (Benefit)            (3,988)     (8,698)

      Net Income                               $  765,783  $  725,236



                         STATEMENTS OF CASH FLOWS

              for the years ended December 31, 1995 and 1994

                                                      1995        1994

Cash Flows From Operating Activities:
  Net Income                                       $  765,783  $  725,236
  Adjustments to Reconcile Net Income to
    Net Cash Provided by Operating Activities:
      Equity in Undistributed Net Income
      of Subsidiary                                  (410,710)   (461,767)
      (Increase) Decrease in Receivable
        From Subsidiary                                33,638     (33,638)
      (Increase) Decrease in Other Assets             (12,676)      4,124
      Increase (Decrease) in Due to Subsidiary         12,676     (10,293)
      Increase (Decrease) in Income Tax Payable       (33,638)     33,638
          Net Cash Provided by Operating
            Activities                             $  355,073  $  257,300

Cash Flows From Financing Activities:
  Dividends Paid                                   $ (290,501) $ (261,450)
          Net Cash Used in Financing
            Activities                             $ (290,501) $ (261,450)

Net Increase (Decrease) in Cash                    $   64,572  $   (4,150)

Cash - Beginning of Year                              256,611     260,761

Cash - End of Year                                 $  321,183  $  256,611


                 Zachary Bancshares, Inc. and Subsidiary

                  CONDENSED CONSOLIDATED BALANCE SHEETS

              December 31, 1995, 1994, 1993, 1992 and 1991

                                ASSETS

                                1995               1994

Cash and Due from Banks     $ 2,413,042        $ 2,592,065
Securities                   32,774,648         31,785,000
Loans                        29,607,051         27,421,397
Other Assets                  2,075,694          2,609,584

  Total Assets              $66,870,435        $64,408,046



                  LIABILITIES AND STOCKHOLDERS' EQUITY


Deposits                      $59,356,525      $58,404,821
Other Liabilities                 346,503          324,754
Stockholders' Equity            7,167,407        5,678,471

  Total Liabilities
    and Stockholders' Equity  $66,870,435      $64,408,046

Selected Ratios:
  Loans to Assets                   44.27%          42.57%
  Loans to Deposits                 49.88%          46.95%
  Deposits to Assets                88.76%          90.68%
  Equity to Assets                  10.72%           8.82%
  Return on Average Assets           1.14%           1.11%
  Return on Average Equity          12.13%          12.19%

                   CONDENSED CONSOLIDATED BALANCE SHEETS
               December 31, 1995, 1994, 1993, 1992 and 1991
                              (continued)

                                 ASSETS

                                   1993         1992         1991

Cash and Due from Banks        $ 2,446,066  $ 3,024,506  $ 2,393,643
Securities                      39,529,128   41,367,443   37,632,028
Loans                           20,031,325   17,906,420   18,671,743
Other Assets                     2,448,210    3,067,072    3,198,764

Total Assets                   $64,454,729  $65,365,441  $61,896,178

                   LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                       $57,796,596  $59,530,969  $56,247,896
Other Liabilities                  339,691      302,331      668,112
Stockholders' Equity             6,318,442    5,532,141    4,980,170

Total Liabilities and
  Stockholders' Equity         $64,454,729  $65,365,441  $61,896,178

Selected Ratios:
  Loans to Assets                   31.08%       27.39%       30.17%
  Loans to Deposits                 34.66%       30.08%       33.19%
  Deposits to Assets                89.67%       91.07%       90.87%
  Equity to Assets                   9.80%        8.46%        8.05%
  Return on Average Assets           1.36%        1.19%        1.28%
  Return on Average Equity          15.34%       15.10%       16.77%



                Zachary Bancshares, Inc. and Subsidiary

              CONDENSED CONSOLIDATED STATEMENTS OF INCOME

   for the years ended December 31, 1995, 1994, 1993, 1992 and 1991


                                                  1995         1994

Interest Income                               $ 4,684,130  $ 4,188,994
Interest Expense                                1,826,859    1,356,065
  Net Interest Income                         $ 2,857,271  $ 2,832,929

Provision (Credit) for Loan Losses                (77,374)     (42,338)
  Net Interest Income after Provision
    for Loan Losses                           $ 2,934,645  $ 2,875,267

Other Income                                      542,664      445,561
Other Expenses                                  2,326,014    2,218,122
  Income before Income Taxes                  $ 1,151,295  $ 1,102,706

Applicable Income Tax Expense (Benefit)           385,512      377,470

  Net Income                                  $   765,783  $   725,236


Per Share:
  Net Income                                  $      3.95  $      3.75


  Cash Dividends                              $      1.50  $      1.35


  Book Value - End of Year                    $     37.01  $     29.32


                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME for the years ended December 31, 1995, 1994, 1993, 1992 and 1991
                                (continued)

                                        1993         1992         1991

Interest Income                    $ 4,165,960  $ 4,636,137  $ 4,979,984
Interest Expense                     1,333,250    1,832,414    2,688,535
  Net Interest Income              $ 2,832,710  $ 2,803,723  $ 2,291,449

Provision (Credit) for Loan Losses       -          134,272      286,186
  Net Interest Income after
    Provision for Loan Losses      $ 2,832,710  $ 2,669,451  $ 2,005,263

Other Income                           658,679     784,851    1,030,503
Other Expenses                       2,140,574    2,307,663    2,080,497
  Income before Income Taxes       $ 1,350,815  $ 1,146,639  $   955,269

Applicable Income Tax Expense(Benefit) 460,478      383,000      196,802

NET INCOME                         $   890,337  $   763,639  $   758,467


PER SHARE:
   Net Income                      $      4.60  $      3.94  $      3.90


   Cash Dividends                  $      1.20  $      1.00  $       .60


   Book Value - End of Year        $     32.63  $     28.57  $     25.60


                Zachary Bancshares, Inc. and Subsidiary

           AVERAGE BALANCE SHEETS AND INTEREST RATE ANALYSIS

            for the years ended December 31, 1995 and 1994


                                                  1995
                                                  INTEREST   AVERAGE
                                      AVERAGE      INCOME/    YIELD/
                                      BALANCE      EXPENSE     RATE
          ASSETS
Interest Earning Deposits and
  Reserve Funds Sold                $ 3,941,000  $  225,118     5.71%
Securities:
  Taxable                            28,991,000   1,832,056     6.32
Loans-Net                            30,284,000   2,626,956     8.67
    Total Earning Assets            $63,216,000  $4,684,130     7.41%


Allowance for Loan Losses              (830,000)
Nonearning Assets                     4,779,000
    Total Assets                    $67,165,000


LIABILITIES AND STOCKHOLDERS' EQUITY
FHLB Borrowings                     $   500,000  $   31,406     6.28%
Savings and NOW Accounts             15,355,000     421,797     2.75
Insured Money Market Accounts         6,493,000     134,794     2.08
Certificates of Deposit              25,692,000   1,238,862     4.82
    Total Interest Bearing
      Liabilities                   $48,040,000  $1,826,859     3.80%

Demand Deposits                      12,259,000
Other Liabilities                       554,000
Stockholders' Equity                  6,312,000
    Total Liabilities and
      Stockholders' Equity          $67,165,000


Net Interest Income - Tax Equivalent Basis       $2,857,271
Tax Equivalent Adjustment
    Net Interest Income                          $2,857,271


Net Interest Income - Spread                                    3.61%



Net Interest Income as a % of Total Earning Assets              4.52%


             AVERAGE BALANCE SHEETS AND INTEREST RATE ANALYSIS
              for the years ended December 31, 1995 and 1994
                               (continued)

                                                   1994
                                                INTEREST   AVERAGE
                                    AVERAGE      INCOME/    YIELD/
                                    BALANCE      EXPENSE     RATE

     ASSETS
Interest EArning Deposits and
  Reserve Funds Sold              $ 2,719,000  $  105,328    3.87%

Securities:
  Taxable                          34,273,000   1,950,667    5.69
Loan-Net                           23,877,000   2,132,999    8.93
     Total Earning Assets         $60,869,000  $4,188,994    6.88%


Allowance for Loan Losses            (830,000)
Nonearning Assets                   5,061,000
     Total Assets                 $65,100,000

LIABILITIES AND STOCKHOLDERS' EQUITY

FHLB Borrowings                   $    -        $     -       -  %
Savings and NOW Accounts           15,364,000     343,457    2.24
Insured Money Market Accounts       6,723,000     132,424    1.97
Certificates of Deposit            24,713,000     880,184    3.56
     Total Interest Bearing
       Liabilities                $46,800,000  $1,356,065    2.90%

Demand Deposits                    11,866,000
Other Liabilities                     485,000
Stockholders' Equity                5,949,000
     Total Liabilities and
       Stockholder's Equity       $65,100,000


     Net Interest Income                        $2,832,929


Net Interest Income - Spread                                 3.98%

Net Interest Income as a % of Total Earning Assets           4.65%



                Zachary Bancshares, Inc. and Subsidiary

                         INTEREST DIFFERENTIAL

                 for the year ended December 31, 1995

                                              1995 OVER 1994
                                           CHANGE             TOTAL
                                       ATTRIBUTABLE TO      INCREASE
                                      VOLUME       RATE    (DECREASE)

Interest Earning Assets:
  Reserve Funds Sold                $  58,526  $  61,264    $ 119,790
  Securities                         (317,538)   198,927     (118,611)
  Loans                               564,091    (70,134)     493,957
      Total Interest Income         $ 305,079  $ 190,057    $ 495,136



Interest Bearing Liabilities:
  Bank Borrowings                   $  31,406  $    -       $  31,406
  Savings and NOW Accounts               (109)    78,449       78,340
  Insured Money Market Accounts        (4,778)     7,148        2,370
  Certificates of Deposit              41,073    317,605      358,678
      Total Interest Expense        $  67,592  $ 403,202    $ 470,794


Increase (Decrease) in Interest
  Differential                      $ 237,487  $(213,145)   $  24,342


Note: The change in interest due to both volume and rate changes has been allocated equally between volume and rate.



               Zachary Bancshares, Inc. and Subsidiary

              CONDENSED CONSOLIDATED STATEMENTS OF INCOME

 for the quarter periods in the years ended December 31, 1995 and 1994


                                               1995

                              4TH         3RD         2ND         1ST
                            QUARTER     QUARTER     QUARTER     QUARTER

Interest Income           $1,203,163  $1,163,324  $1,170,741  $1,146,902
Interest Expense             462,673     481,088     458,911     424,187
    Net Interest Income   $  740,490  $  682,236  $  711,830  $  722,715

Provision (Credit) for
  Loan Losses                (61,205)      -         (16,169)      -
    Net Interest Income
      after Provision
      for Loan Losses     $  801,695  $  682,236  $  727,999  $  722,715
Other Income                 134,999     136,306     137,387     133,972
Other Expenses               572,251     553,248     609,260     591,255
    Income before
      Income Taxes        $  364,443  $  265,294  $  256,126  $  265,432

Applicable Income Tax
  Expense                    120,550      91,175      86,375      87,412

    Net Income            $  243,893  $  174,119  $  169,751  $  178,020


Per Share:
  Net Income              $     1.25  $      .90  $      .88  $      .92


  Cash Dividends          $      .85  $       -    $      .65  $      -


                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME for the quarter periods in the years ended December 31, 1995 and 1994
                                  (continued)

                                              1994
                             4TH         3RD         2ND         1ST
                           QUARTER     QUARTER     QUARTER     QUARTER

Interest Income          $1,167,245  $1,056,095  $  986,654  $  979,000
interest Expense            369,238     341,370     321,170     324,287
  Net Interest Income    $  798,007  $  714,725  $  665,484  $  654,713


Provision (Credit) for
  Loan Losses               (42,338)      -           -           -
  Net Interest Income
  after Provision
  for Loan Losses        $  840,345  $  714,725  $  665,484  $  654,713
Other Income                 81,478      57,695     141,575     164,813
Other Expenses              522,569     537,396     590,247     567,910
  Income before
    Income Taxes         $  399,254  $  235,024  $  216,812  $  251,616

Applicable Income Tax
  Expense                   135,340      80,500      68,630      93,000

Net Income               $  263,914  $  154,524  $  148,182  $  158,616

Per  Share:
  Net Income             $     1.36  $      .80  $      .77  $      .82

  Cash Dividends         $      .75  $       -    $      .60  $      -


             MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL OPERATIONS AND RESULTS OF OPERATIONS


   The Company evaluates its financial strength through continual review of management, asset quality, capital, earnings and liquidity. The Company continuously addresses each area on an individual and corporate basis. The following Management's Discussion and Analysis relates to the Company's financial position for the years 1995 and 1994. This information is a part of and should be read in conjunction with the Financial Statements and related Notes. The Company is unaware of any trends, uncertainties or events which would or could have a material impact on future operating results, liquidity or capital.

CAPITAL

   The Company's capital continues to exceed regulatory requirements and peer group averages. Regulatory Risk Based Capital requirements for 1995 and 1994 were 8.0%. Regulatory Leverage Ratio requirements were 4% for the same time period. The Company's 1994 Equity to Assets Ratio (below) includes the effect of the Unrealized Loss ($975,394) on Securities discussed in Note C. The Company's ratios as of December 31 are as follow:

                                                1995       1994

     Risk Based Capital Ratio                   24.52%     24.78%
     Leverage Ratio                             10.13%      9.82%
     Equity to Assets Ratio                     10.71%      8.82%

   Earnings will continue to be The Company's main source of capital growth. Management is committed to capital growth through earnings retention. An earnings retention ratio is the percentage of current earnings retained within the capital structure. The Company's earnings retention ratios at December
31 are as follows:

                                   Shareholder     Retention
                     Net Income     Dividends        Ratio

     1995             $765,783      $290,500          62%
     1994             $725,236      $261,450          64%

   The Company distributed to shareholders, cash dividends of $1.50 and $1.35 per share in 1995 and 1994, respectively.

LIQUIDITY

   Liquidity management is the process of ensuring that the Bank's assets and liabilities are appropriately structured. The Company's short-term and long-term liquidity is provided by two sources: core deposits and an adequate level of assets readily convertible to cash. Management continually monitors the balance sheet to insure its ability to meet current and future depositor requirements and loan funding commitments. The Company does not anticipate difficulties in meeting funding obligations.

RESULTS OF OPERATIONS

Overview

   Zachary Bancshares, Inc.'s (ZBI) net income for 1995 was $765,783 compared to $725,236 for 1994. ZBI's income stream is from core banking products and services. ZBI continues to benefit from improvements in our regional and local economies and expects these trends to continue. The following table indicates ZBI equity position and balance sheet trends. The 1994 Equity decrease reflects the FASB 115 Unrealized Loss on Securities of $(975,394). The corresponding 1995 amount is $57,969; therefore, net change effect upon equity is $1,033,363.

                               Growth Trends
                         (year to year in $ and %)

                              95 to 94             94 to 93

Stockholders' Equity   $1,483,936 or 26.2%  $(639,971) or -10.1%
Average Assets         $2,065,000 or  3.2%  $(223,000) or -  .3%

Earnings Analysis

   The Company's 1995 Net Interest Income increased slightly. Net Interest Income in 1995 was $2,857,271 compared to $2,832,949 for 1994.

   Average Earning Assets were $63,216,000 in 1995 compared to $60,869,000 in 1994. The following table depicts The Company's average earning assets components in thousands of dollars and the respective percentage relationship.

                                     1995                 1994

   Reserve & FHLB Funds         $ 3,914   06%        $ 2,719   05%
   Securities                    28,991   46%         34,273   56%
   Loans (Net)                   30,284   48%         23,877   39%

     Avg. Earning Assets        $63,216  100%        $60,869  100%

   The previous table indicates average earning assets stability. Management actively pursued increases in The Company's loan portfolio in 1994 and 1995. The majority of The Company's new loans are secured by local, single family dwellings, with a fixed rate and 5 year balloon repricing terms.

   Average deposit liabilities were $60,299,000 in 1995 compared to $58,666,000 in 1994. The following table depicts ZBI's average deposit liabilities components and the respective percentage relationship, dollars in thousands.
                                  1995                    1994

  FHLB Borrowings            $   500    1%            $   0
  Demand Deposits             12,259   20%             11,866    20%
  Savings & NOW               15,355   25%             15,364    26%
  Money Market                 6,493   11%              6,723 11%
  Certificates                25,692   43%             24,713    43%

   Avg. Depositor Liability  $60,299  100%            $58,666   100%

   As interest rates decreased in recent years, depositors have moved funds from the longer maturities (Certificates) into shorter maturities. Management expects an increase in market rates may influence depositors to return some funds to longer term Certificates. Management remains committed to accepting only trade area deposits, which have core deposit character istics.

   The Company's Net Interest Spread and Margin are shown below. Net Interest Spread is the difference between the yield on earning assets and the cost of funding. Net Interest Margin is interest income as a percent of average earning assets.

                                             1995          1994

   Net Interest Spread                       3.61%         3.98%
   Net Interest Margin                       4.52%         4.65%

   The Company's interest rate sensitivity is modeled in the following GAP Analysis Table. The Table depicts Management's measurement of the average balance sheet interest rate sensitivity GAP at December 31, 1995. Interest rate sensitivity results from the timing differences at which assets and liabilities may be repriced as market rates change. The Company also utilizes other measurement techniques to analyze interest rate sensitivity.

                               GAP Analysis Table
                        (Dollars in Thousands, @ book)
                      0-365     1-3     3+     Non Interest  Total
                       Days    Years   Years     Bearing
Assets
  Cash & Funds       $ 2,800  $   -   $   -      $  -      $ 2,800
  Securities          13,718   13,059   3,297       -       30,074
  Loans                7,154    5,643  17,630       -       30,427
  Other Assets           -        -       -       3,569      3,569
Total Assets         $23,672  $18,702 $20,927    $3,569    $66,870

Liabilities
  Transfer Accts     $ 5,391  $ 4,635  $3,091    $   -     $13,117
  Savings                -      4,263   2,843        -       7,106
  Certificates        21,151    5,085     917        -      27,153
  Other Liabilities
     & Capital       $   -    $   -   $   -      $19,494   $19,494
Total Liabilities
           & CAPITAL $26,542  $13,983 $ 6,851    $19,494   $66,870

Cumulative GAP       $(2,870) $ 1,849 $15,925    $  -0-


   The Company sold Securities in 1994 resulting in a $122,950 cumulative loss; sales in 1995 resulted in a $22,950 cumulative loss. In both years, The Company was repositioning the Securities Portfolio to enhance future earnings, sell less marketable items and/or effect the Asset-Liability position.

Allowance and Provision for Loan Losses

   The Allowance for Loan Losses is the amount Management determines neces sary to reduce loans to their estimated collectible amounts and to provide for future losses in certain loans which are currently unidentified.
The Provision for Loan Losses is the amount charged to current earnings which are contributed to the Allowance, hereby maintaining the Allowance's integrity. The Company had a negative 1995 Provision of $77,374, (see Note E). The following table reflects year end Allowance and Provision totals:
                                  1995             1994

   Allowance for Losses         $820,000         $820,000
   Provision for Losses         $(77,374)        $(42,338)

   Management utilizes diversification by loan type, borrower, purpose and industry in combination with individual credit standards to balance the Company's credit risks. Loans are reviewed to facilitate identification and monitoring of potentially deteriorating credits. Management considers the current Allowance adequate to absorb potential losses.

Non-Performing Assets

   Non-performing assets include non-accrual loans, restructured loans and foreclosed assets. Loans are placed on non-accrual when a borrower's financial position has weakened or the ability to comply with contractual agreements becomes reasonably doubtful. Restructured loans have had original contractual agreements renegotiated because of the borrower's apparent inability to fulfill the contract. In-substance foreclosure loans have not been foreclosed upon or dationed; however, the collateral securing these loans, in Management's opinion, have substantially the same characteristics as Other Real Estate and may become Other Real Estate. Therefore, all loans classified as in-substance, are carried in Other Real Estate totals. Other Real Estate, by State Law, is carried at the lower of cost or current market value for any asset appraised in excess of $40,000.

The following table represents non-performing and renegotiated assets at year end:
                            1995        1994

   Non-Accrual Loans      $214,200    $178,700
   Restructured Loans       69,572     144,090
   Other Real Estate       451,770     563,369

     Total                $735,542    $886,159

   The Company maintains an internal Watch List for Management purposes for loans (both performing and non-performing) that have been identified as requiring special monitoring. The Watch List consists of accruing, non-accruing and restructured loans. These loans have characteristics resulting in Management's concern of the borrower's current ability to meet the loan contract. Watch List totals at December 31 are:

                                1995         1994

                             $1,209,000    $831,000

   In 1995, The Company realized a $5,147 Gain on Sale of Other Real Estate, similar 1994 sales resulted in a $28,877 Gain on Sale.

Other Income

   Service Charges on Deposit Accounts is flat for the years under consider ation. The Company reduced service charge rates in the second quarter of 1995; however, volume increases were sufficient to offset the rate decrease.

Other Expense

   Salaries and Employee benefits increased 8.7% in 1995. The 1995 Salary Expense represented a 8.1% increase, while health benefits increased
12.6%. In 1995, The Company established a partially self-funded medical plan which may decrease the rate of future cost increases. Occupancy Expense decreased 6.2% in 1995, as a result of lower depreciation expense.
The Company remodeled the Central Branch in 1995 and is currently review ing options for remodeling the Main Office. Regulatory Assessment decreased 43% to $80,827 as a result of legislative required reductions in FDIC premiums. The Company does not expect the 1996 assessment expense to exceed $20,000.

Income Tax

   The Company was fully taxable in both 1995 and 1994 and expects to remain so in 1996.




ZACHARY BANCHARES, INC.     ZACHARY BANCSHARES, INC     BANK LOCATIONS
OFFICERS                    AND BANK OF ZACHARY
                            DIRECTORS                   MAIN OFFICE
                                                        4700 Main Street
Harry S. Morris, Jr.
President & C.E.O.          Leonard F. Aguillard
                            Chairman of the Board       The Plaza
Winston E. Canning                                      2210 Hwy 64, Zachary
Secretary                   Russell Bankston, Vice Chairman
                            Hardee M. Brian
                            Winston E. Canning          Central Branch
Mark Thompson               Rodney S. Johnson           13444 Hooper Rd.
Treasurer                   Howard L. Martin, M.D.      Baton Rouge
                            Albert C. Mills, III, PhD.
                            Harry S. Morris, Jr.

BANK OF ZACHARY              INFORMATION
OFFICERS
                                                       Requests for addi-
Harry S. Morris, Jr.                                   tional information
President & C.E.O.                                     or copies of Form
                              Director Emeritus        10KSB filed with the
Winston E. Canning            R. O. McCraine           Securities and Ex-
Executive Vice President      A. C. Mills, Jr.         change Commission
                                                       in Washington,D.C.
Mark Thompson                                          should be directed
Vice President & Cashier                               to:

Warren Couvillion                                      Chief Financial Officer
Vice President                                         Zachary Bancshares, Inc.
                                                       Post Office Box 497
Judy W. Andrews                                        Zachary, LA 70791-0497
Assistant Vice President

Virginia Hillman                                        TRANSFER AGENT
Assistant Vice President                                    & REGISTRAR

Kathleen Parker             STOCK INFORMATION          Bank of Zachary
Assistant Vice President                               Post Office Box 497
                            The Company's stock        Zachary, LA 70791
Ethel Mae Womack           is not listed on any
Assistant Vice President   security exchange.
                           Therefore, Zachary
Laura Steen                Bancshares, Inc. does      INDEPENDENT ACCOUNTANTS
Operations Officer         not have exchange data
                           that provides high and     Hannis T. Bourgeois &
Melinda White              low stock prices.  The     Co., L.L.P.
Note Supervisor            Company did not have       Certified Public
& Compliance Officer       stock trades in 1995.      Accountants
                                                      2322 Tremont Drive
                           There was a cash divi-     Suite 200
                           dend paid in 1995 of       Baton Rouge, LA 70809
                           $1.50 per share and
                           $1.35 in 1994.